Exhibit 99.1

VIRGIN MOBILE USA CHIEF FINANCIAL OFFICER

TO LEAVE FOR NEW OPPORTUNITY

WARREN, NJ – September 17 – Virgin Mobile USA, a leading provider of wireless services without annual contracts, announced that its Chief Financial Officer, John Feehan, will be leaving the Company in mid-November to relocate to the Phoenix area and become CFO of LifeLock®, a company engaged in identity theft protection.

Mr. Feehan joined Virgin Mobile USA in 2001 as one of the Company’s first employees, and was named chief financial officer in 2006 following almost five years of service as vice president of financial operations. Dan Schulman, chief executive officer for Virgin Mobile USA, said that Feehan has been instrumental in helping to set the business and financial course that led Virgin Mobile USA to its current position in the competitive U.S. wireless sector and growth to over $1 billion in annual revenues in less than three years.

“From the moment John joined Virgin Mobile USA, he demonstrated the ability to lend strategic guidance and insight to all aspects of our growing business,” said Schulman. “We will miss John as both a colleague and a friend, but wish him the best of success in this new endeavor that will allow him to return to his passion for building nascent businesses.”

Feehan said, “It has been a joy and a privilege to work with Dan and this management team. I am very proud of what we’ve accomplished here, and am comfortable knowing that the foundation has been built for future success.”

According to Schulman, Feehan will remain with Virgin Mobile USA for the next 60 days, through the Company’s third quarter earnings report, while an external search to fill the CFO position takes place. Schulman added that the Company’s guidance, last provided on its second quarter earnings call, remains unchanged.

Prior to joining Virgin Mobile USA, Feehan served as CFO for SAGE BioPharma, Inc., a pharmaceutical and medical device company specializing in Infertility and women’s health. His career began in Public Accounting at PriceWaterhouseCoopers and has included senior level finance positions at publicly traded companies. He is a graduate of St. Joseph’s University in Philadelphia.

About Virgin Mobile USA

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, and was recently rated the best prepaid wireless service for the third year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean and unlimited All-in voice plans can be explored at www.helio.com.

Media Contacts: Jayne Wallace Virgin Mobile USA 908-607-4014 jayne.wallace@virginmobileusa.com	Investor Contact: Erica Bolton Virgin Mobile USA 908-607-4108 erica.bolton@virginmobileusa.com